EXHIBIT 16

FEDERATED INSURANCE SERIES
UNANIMOUS CONSENT OF TRUSTEES
The undersigned, being all of the Trustees of Federated Insurance Series (the "Trust"), hereby consent in accordance with the laws of the Commonwealth of Massachusetts and Article IV, Section 8 and Article V, Section 1 of the Declaration of Trust, and Article V, Section 9 of the Bylaws, to the adoption of the following resolutions with the same effect as though they had been adopted at a meeting of the Trustees of the Trust:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Equity Income Fund II into Federated Capital Income Fund II, Federated Clover Value Fund II into Federated Capital Appreciation Fund II and Federated Mid Cap Growth Strategies Fund II into Federated Kaufmann Fund II, Primary Shares, each being portfolios of the Trust.

WITNESS the due execution hereof this 14th day of August, 2009.

/s/ John F. Donahue John F. Donahue	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Conroy, Jr. John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Nicholas P. Constantakis Nicholas P. Constantakis	/s/ R. James Nicholson R. James Nicholson
/s/ John F. Cunningham John F. Cunningham	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ James F. Will James F. Will